THE PERKIN-ELMER CORPORATION

COMPUTATION OF NET INCOME PER SHARE
(unaudited)
(Amounts in thousands, except per share amounts)


                                                    Nine months ended March 31,

                                                        1995              1994
Weighted average number of common shares              42,199            43,978

Common stock equivalents - stock options                 440               955

Weighted average number of
common shares used in calculating
primary net income per share                          42,639            44,933

Additional dilutive stock options
under paragraph #42 APB #15                               59               108

Shares used in calculating fully
diluted net income per share                          42,698            45,041


Calculation of primary and fully
diluted net income per share:




PRIMARY  AND FULLY DILUTED:

Income from continuing operations                 $   68,711        $   56,071

Loss from discontinued operations                                      (12,465)


Net income used in the calculations of
primary and fully diluted net income per share    $   68,711        $   43,606

PRIMARY per share amounts:

Income from continuing operations                 $     1.61        $     1.25

Loss from discontinued operations                                        (0.28)


Net income                                        $     1.61        $     0.97

FULLY DILUTED per share amounts:

Income from continuing operations                 $     1.61        $     1.25

Loss from discontinued operations                                        (0.28)


Net income                                        $     1.61        $     0.97


                                        EXHIBIT 11